Exhibit 15.1

Awareness of Independent Registered
Public Accounting Firm

We acknowledge the incorporation by reference in the June 18, 2014, Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-194309) and the Registration Statements on Form S-8 (Registration Statements Nos. 333-134240, 333-134241, 333-134276, 333-134301, 333-134356, 333-138629, 333-186253 and 333-186254) of Simmons First National Corporation of our report dated  August 11, 2014, included with the Quarterly Reports on Form 10-Q for the quarter ended June 30, 2014.  Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.

/s/BKD, LLP

Pine Bluff, Arkansas
August 11, 2014